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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Crossroads Systems, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 25, 2003, except as to note 15, which is as of December 17, 2003, with respect to the consolidated balance sheet of Crossroads Systems, Inc. and Subsidiaries as of October 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the October 31, 2003, annual report on Form 10-K of Crossroads Systems, Inc.

/s/  KPMG LLP

Austin, Texas
June 8, 2004